                                                                    EXHIBIT 11.1

                         CONCENTRIC NETWORK CORPORATION

             STATEMENT REGARDING THE COMPUTATION OF PER SHARE LOSS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA))

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1995      1996      1997
                                                 --------  --------  --------
Net loss........................................ $(22,008) $(66,381) $(55,582)
                                                 ========  ========  ========
Weighted average common shares outstanding used
 in computing net loss per share................    1,331     1,391     6,665
                                                 ========  ========  ========
Net loss per share.............................. $ (16.53) $ (47.72) $  (8.34)
                                                 ========  ========  ========
Convertible preferred stock.....................              3,546     3,207
                                                           --------  --------
Pro forma weighted average shares outstanding...              4,937     9,872
                                                           ========  ========
Pro forma net loss per share....................           $ (13.46) $  (5.63)
                                                           ========  ========